Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION FIRM

We consent to the inclusion in Mobile Mini, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2016 of references to our Valuation Reports relating to the estimation of the net orderly liquidation value of the company’s rental fleet appraised as of September 30, 2015 and to references to our firm’s name therein.

Gordon Brothers-AccuVal

/s/ William R. Corwin
William R. Corwin, ASA, CEA
Director, Machinery & Equipment